EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Second Quarter 2010 Results

Company Declares Cash Dividend

PURCHASE, N.Y., Aug. 4, 2010 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the quarter ended June 30, 2010.

HIGHLIGHTS

  Acquired three grocery-anchored shopping centers during 2Q10
  To date, acquired ten shopping centers since October 2009 formation
  Funds From Operation (FFO) of $(0.3) million, or $(0.01) per share for 2Q10 (1)
  Net loss of $(1.1) million, earnings per share of $(0.03) for 2Q10
  No debt outstanding at June 30, 2010
  $272 million in cash available for investments at June 30, 2010
  Dividend of $0.06 per share of common stock declared by Board of Directors for 2Q10

(1) See the end of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp., stated, "We continue to make excellent progress at amassing an exceptional portfolio of shopping centers, located in strong, densely populated markets. Since commencing our acquisition program, we have completed $184.1 million of investments and have committed another $73.4 million to date, which we expect to close during the third quarter." Mr. Tanz continued, "Our portfolio now totals over one million square feet. Demand at our shopping centers is strong, which we are capitalizing on, quickly leasing up space as we acquire properties, enhancing the long-term value of our portfolio. Our pipeline of transactions is active and we our excited about the opportunities we are seeing in our core markets to continue building our portfolio."

FINANCIAL RESULTS SUMMARY

Retail Opportunity Investments Corp. ("ROIC") was formed in October 2009 and will elect to qualify as a real estate investment trust (a "REIT") for U.S federal income tax purposes commencing in the year ending December 31, 2010. Please refer to ROIC's filings with the Securities and Exchange Commission ("SEC") for additional information.

For the three months ended June 30, 2010, net loss attributable to common stockholders for the quarter was $(1.1) million, or $(0.03) per diluted share. FFO for the second quarter 2010 was $(0.3) million, or $(0.01) per diluted share. Included in FFO was $0.5 million of costs associated ROIC's acquisition activity during the quarter. FFO modified to exclude these costs was $0.3 million, or $0.01 per diluted share. ROIC reports FFO and modified FFO as supplemental performance measures. See the end of this press release for a reconciliation of GAAP net income to FFO and to modified FFO.

BALANCE SHEET SUMMARY

At June 30, 2010, ROIC had total assets of $400.0 million, including $272.3 million in cash and $127.7 million in real estate investments and other assets. At June 30, 2010, ROIC had no debt outstanding.

INVESTMENT SUMMARY

During the second quarter of 2010, ROIC acquired three shopping centers for a total of $38.4 million. Subsequent to the second quarter, ROIC acquired two shopping centers for an aggregate net price of $51.0 million and commenced work on a shopping center development. Additionally, ROIC completed the acquisition of three shopping center loan investments for a total of $24.3 million, including two completed in the second quarter and one subsequent to the second quarter. All of ROIC's investment activity to date has been funded with cash.

Since commencing operations in October 2009, ROIC has completed $184.1 million of investments, including ten shopping center acquisitions and three loan investments. Additionally, ROIC has committed $73.4 million to acquire three shopping centers, expected to close during the third quarter of 2010.

Shopping Center Acquisitions Completed During Second Quarter 2010

Norwood Center

In April 2010, ROIC acquired Norwood Center for $13.5 million. The property is an approximately 90,000 square foot grocery and drug store anchored neighborhood shopping center. Norwood Center is located in Sacramento, California.

Pleasant Hill Marketplace

In April 2010, ROIC acquired Pleasant Hill Marketplace for $13.7 million. The property is an approximately 71,000 square foot neighborhood shopping center. Pleasant Hill Marketplace is located in Pleasant Hill, California, within the greater San Francisco metropolitan area.

Vancouver Market Center

In June 2010, ROIC acquired Vancouver Market Center for $11.2 million. The property is an approximately 118,500 square foot grocery-anchored neighborhood shopping center. Vancouver Market Center is located in Vancouver, Washington, bordering Oregon, within the greater Portland metropolitan area.

Shopping Center Acquisitions Completed To Date During Third Quarter 2010

Happy Valley Town Center

In July 2010, ROIC acquired Happy Valley Town Center for $39.4 million. The property is a 135,422 square foot grocery-anchored neighborhood shopping center.  Happy Valley Town Center is located in Happy Valley, Oregon, within the greater Portland metropolitan area.

Oregon City Point

In July 2010, ROIC acquired Oregon City Point for $11.6 million. The property is a 35,305 square foot grocery-anchored neighborhood shopping center. Oregon City Point is located in Oregon City, Oregon, within the greater Portland metropolitan area.

Wilsonville Old Town Square

In July 2010, ROIC commenced work on a new grocery-anchored shopping center development. The property will be a 195,613 square foot community shopping center, anchored by a leading, national supermarket operator. Wilsonville Old Town Square is located in Wilsonville, Oregon, within the greater Portland metropolitan area. ROIC is pursuing the development through a joint venture with a Portland-based developer. ROIC has the right to acquire the property upon completion, which is expected to be in 2011.

CASH DIVIDEND

ROIC's Board of Directors has declared a cash dividend on its common stock of $.06 per share, payable on September 15, 2010 to holders of record on August 26, 2010.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on August 4, 2010 at 12:00 p.m. Eastern Time. Members of the public who are interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 87683480. A live webcast will also be available in listen-only mode at http://www.roicreit.com/. The conference call will be recorded and available for replay beginning at 3:00 p.m. Eastern Time on August 4, 2010 and will be available until 12:00 a.m. Eastern Time on August 13, 2010. To access the conference call recording, dial (800) 642-1687 (domestic), or (706) 645-9291 (international) and use the Conference ID: 87683480. The conference call will also be archived on http://www.roicreit.com/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. is a corporation that intends to qualify as a REIT for U.S. federal incoming tax purposes and will acquire, own, lease, reposition and manage a diverse portfolio of necessity-based retail properties, including, primarily, well located community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores. ROIC targets properties strategically situated in densely populated, middle and upper income markets in the eastern and western regions of the United States. ROIC is headquartered in Purchase, New York and has a west coast office located in Encinitas (San Diego), CA. Additional information on Retail Opportunity Investments Corp. is available on the Company's website at www.roicreit.com.

The Retail Opportunity Investments Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6855

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ROIC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Additional information regarding these and other factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K.

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED BALANCE SHEETS

	June 30, 2010 (unaudited)	December 31, 2009
ASSETS
Real Estate Investments:
Land	$ 32,245,949	$ 6,346,871
Building and improvements	69,014,416	10,218,422
	101,260,365	16,565,293
Less: accumulated depreciation	678,669	20,388
	100,581,696	16,544,905
Mortgage Notes Receivable	14,982,813	—
Real Estate Investments, net	115,564,509	16,544,905

Cash and cash equivalents	272,268,822	383,240,827
Tenant and other receivables	421,727	—
Notes Receivables	1,015,708	—
Deposits	2,000,000	—
Acquired lease intangible asset, net of accumulated amortization	5,050,240	1,820,151
Income taxes receivable	1,236,375	1,236,375
Prepaid expenses	357,841	147,634
Deferred charges, net of accumulated amortization	2,050,747	870,769
Other	58,854	12,852
Total assets	$ 400,024,823	$ 403,873,513

LIABILITIES AND EQUITY

Liabilities:
Acquired lease intangibles liability, net of accumulated amortization	$ 3,843,079	$ 1,121,187
Accounts payable and accrued expenses	2,126,098	4,434,586
Due to related party	5,556	5,556
Tenants' security deposits	347,825	22,946
Other liabilities	1,155,259	94,463
Total liabilities	7,477,817	5,678,738

Equity:
Preferred stock, $.0001 par value 50,000,000 Authorized shares; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares Authorized; 41,569,675 shares issued and outstanding	4,156	4,156
Additional paid-in-capital	403,642,605	403,184,312
Accumulated deficit	(10,233,255)	(4,993,693)
Accumulated other comprehensive loss	(868,889)	—
Total Retail Opportunity Investments Corp. shareholders' equity	392,544,617	398,194,775
Noncontrolling interests	2,389	—
Total equity	392,547,006	398,194,775
Total liabilities and equity	$ 400,024,823	$ 403,873,513

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues
Base rents	$ 2,348,788	$ —	$ 3,457,471	$ —
Recoveries from tenants	545,433	—	806,082	—
Mortgage receivable	18,200	—	18,200	—
Total revenues	2,912,421	—	4,281,753	—

Operating expenses
Property operating	528,421	—	735,386	—
Property taxes	346,305	—	480,262	—
Depreciation and amortization	838,679	—	1,282,229	—
General & Administrative Expenses	2,061,365	1,201,828	4,214,291	1,608,225
Acquisition transaction costs	516,511	—	1,002,981	—
Total operating expenses	4,291,281	1,201,828	7,715,149	1,608,225

Operating loss	(1,378,860)	(1,201,828)	(3,433,396)	(1,608,225)
Non-operating income (expenses)
Interest Income	288,556	83,083	702,117	156,588
Benefit for Income Taxes	—	(380,009)	—	(493,172)
Net Loss Attributable to Retail Opportunity Investments Corp.	$ (1,090,304)	$ (738,736)	$ (2,731,279)	$ (958,465)

Weighted average shares outstanding
Basic and diluted:	41,569,675	51,750,000	41,569,675	51,750,000

Loss per share
Basic and diluted:	$ (0.03)	$ (0.01)	$ (0.07)	$ (0.02)
Dividends paid to Common Share Holders	$ .06	$ —	$ .06	$ —

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

	For the Three Months Ended June 30, 2010	For the Six Months Ended June 30, 2010
Net Loss for period	$ (1,090,304)	$ (2,731,279)

Plus: Real property depreciation	406,680	581,459
Amortization of tenant improvements and allowances	49,719	76,539
Amortization of deferred leasing costs	382,284	624,230
Funds used by operations	$ (251,621)	$ (1,449,051)
Plus: Acquisition transaction costs	516,511	1,002,981
Modified funds from (used by) operations	$ 264,890	$ (446,070)

Net Cash Provided by (Used in):
Operating Activities	$ (438,557)	$ (3,657,858)
Investing Activities	$ (54,801,569)	$ (104,808,252)
Financing Activities	$ (2,508,283)	$ (2,505,894)

ROIC computes FFO in accordance with the "White Paper" on FFO published by NAREIT, which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property, plus real estate related depreciation and amortization, and after adjustments for partnerships and unconsolidated joint ventures. FFO as defined by ROIC may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  In addition, ROIC calculates modified FFO, by adding acquisition transaction costs associated with business combinations which have been expensed in accordance with GAAP to FFO as defined above. For the three months and six months ended June 30, 2010 ROIC expensed $.5 and $1 million, respectively relating to real estate acquisitions. The table above provides a reconciliation of net income applicable to stockholders in accordance with GAAP to FFO and modified FFO for the three months ended June 30, 2010. FFO for the three months ended June 30, 2009 is not provided, since no real estate assets were owned by ROIC during this period.

CONTACT:  Retail Opportunity Investments Corp.
          (914) 272-8080